Exhibit 99.1

Cognex Corporation Reports First Quarter Results

Machine Vision Company Announces Significant Increases in both Revenue and Net Income

NATICK, Mass.--(BUSINESS WIRE)--May 3, 2010--Cognex Corporation (NASDAQ: CGNX) today announced its financial results for the first quarter ended April 4, 2010. Revenue, net income, and net income per share for the quarter all increased substantially compared to both the first and fourth quarters of 2009 as shown in Table 1 below.

Table 1

	Revenue	Net Income/(Loss)	Net Income/(Loss) per Share
Quarterly Comparisons
Current quarter: Q1-10	$58,967,000	$8,545,000	$0.22
Prior year’s quarter: Q1-09	$42,287,000	($3,410,000)	($0.09)
Change from Q1-09 to Q1-10	39%	**	**
Prior quarter: Q4-09	$51,294,000	$459,000	$0.01
Change from Q4-09 to Q1-10	15%	1,762%	1,761%

**not meaningful

“I am delighted with the financial results that we reported tonight for the first quarter of 2010,” said Dr. Robert J. Shillman, the Chairman and Chief Executive Officer of Cognex. “Revenue increased significantly over both the first quarter of 2009 and the prior quarter primarily due to higher demand from customers in both the Factory Automation and Semiconductor and Electronics Capital Equipment markets. What is even more important is that the growth in each of these markets was across the globe, and that we saw growth in each of the primary product lines that we sell in those markets.”

Dr. Shillman continued, “Our strong earnings reflect the substantial leverage that incremental revenue has on our profitability. Profits were also helped by lower stock option expenses and the tight rein that we maintained on spending during the quarter.”

Stock option expense in Q1-10 was lower than normal due to a large credit for forfeited stock options. In addition, stock option expense in Q4-09 was higher than normal due to the acceleration of expense related to options tendered under the company’s cash tender offer for certain underwater stock options.

“Cognex has started 2010 on a strong note, which leads us to be quite a bit more bullish about the year than we were just a few months ago. Our outlook for the second quarter is for revenue to increase by 5% to 8% on a sequential basis,” Dr. Shillman concluded.

Details of the Quarter

Statement of Operations Highlights – First Quarter of 2010

  Revenue for the first quarter of 2010 increased 39% from the first quarter of 2009 and 15% from the prior quarter. The increase, both year-on-year and sequentially, was due to higher revenue from the Factory Automation and Semiconductor and Electronics Capital Equipment (SEMI) markets. The first quarter of 2009 included $4,400,000 of revenue that had been deferred until a single customer contract was completed. Excluding this revenue, each geographic region (Americas, Europe, Japan and Asia) and each of the primary product lines sold by Cognex into those markets (Machine Vision Systems, Machine Vision Software, and I.D.) contributed to the increase.
  Gross margin was 73% in the first quarter of 2010, 68% in the first quarter of 2009 and 69% in the prior quarter. Gross margin in the first quarter of 2009 was 65% excluding the $4,400,000 of revenue referred to above, for which the related product margin was in excess of 90%. The increase in gross margin, both year-on-year and sequentially, is primarily due to product mix; modular vision systems, which are Cognex’s highest margin products, represented a higher percentage of total revenue in the first quarter of 2010 as compared to the first quarter of 2009 and the prior quarter. In addition, the product margin on these systems was higher in the first quarter of 2010 due to manufacturing efficiencies achieved from the higher revenue level.
  Research, Development & Engineering (R, D & E) spending in the first quarter of 2010 decreased 8% from the first quarter of 2009 and increased 3% from the prior quarter. The decrease in R, D & E spending year-on-year is due to headcount reductions and lower stock option expense. The savings were partially offset by a bonus accrual in the first quarter of 2010. R, D & E spending increased on a sequential basis due to the bonus accrual and a benefit from mandatory shutdown days in the prior quarter that did not repeat, offset by lower stock option expense.
  Selling, General & Administrative (S, G & A) spending in the first quarter of 2010 decreased 10% from the first quarter of 2009 and 11% from the prior quarter. The decrease in S, G & A spending year-on-year is due to headcount reductions, lower stock option expense, and a charge of $1,000,000 in Q1-09 for the write down of an intangible asset to its estimated fair value that did not repeat. Partially offsetting this lower spending were higher professional fees, higher commissions, the impact of foreign exchange rates on the company’s international operations, and a bonus accrual in the first quarter of 2010. On a sequential basis, S, G & A spending decreased due to lower stock option expense, which was partially offset by higher professional fees and the bonus accrual.
  Cognex reported restructuring charges of $49,000 in the first quarter of 2010, $297,000 in the first quarter of 2009, and $268,000 in the prior quarter related to headcount reductions and other cost-saving initiatives implemented by Cognex beginning in November of 2008.
  Cognex reported losses from foreign currency of $165,000 in the first quarter of 2010, $392,000 in the first quarter of 2009, and $452,000 in the prior quarter. The company recognizes foreign currency gains and losses on the revaluation and settlement of receivable and payable balances that are reported in one currency and collected in another.
  Investment and other income was $11,000 in the first quarter of 2010, $2,684,000 in the first quarter of 2009, and $165,000 in the prior quarter. The first quarter of 2009 included $2,003,000 of other income that did not repeat. Excluding this item, investment and other income decreased year-on-year primarily due to lower yields on cash and investment balances. The decrease on a sequential basis is primarily due to lower other income.
  The effective tax rate was 23% in the first quarter of 2010 as compared to an effective tax rate of 2% in the fourth quarter of 2009 and a tax benefit of 18% in the first quarter of 2009. Excluding tax adjustments, the effective tax rate in the fourth quarter of 2009 was 19%. The increase in the effective tax rate, both year-on-year and sequentially, is due to more of the company’s profits being earned in higher tax jurisdictions in the first quarter of 2010.

Balance Sheet Highlights – April 4, 2010

  Cognex’s financial position as of April 4, 2010 was very strong, with no debt and $203,101,000 in cash and investments. In the first quarter of 2010, Cognex generated positive cash flow from operations of approximately $10,000,000, and paid out approximately $2,000,000 in dividends to shareholders.
  Inventories as of April 4, 2010 increased by $1,045,000, or 6%, from the end of 2009.

Non-GAAP Financial Measures

  Exhibit 2 of this press release includes a reconciliation of certain financial measures from GAAP to non-GAAP. Cognex believes that these non-GAAP financial measures are useful to investors because they allow investors to more accurately assess and compare the company’s results over multiple periods and to evaluate the effectiveness of the methodology used by management to review its operating results. In particular, Cognex incurs expense related to stock options included in its GAAP presentation of cost of revenue, research, development, and engineering expenses (R, D & E), and selling, general and administrative expenses (S, G & A). Cognex excludes these expenses for the purpose of calculating non-GAAP adjusted net income/(loss) and non-GAAP adjusted net income/(loss) per share when it evaluates its continuing operational performance and in connection with its budgeting process and the allocation of resources, because these expenses have no current effect on cash or the future uses of cash and they fluctuate as a result of changes in Cognex’s stock price. Cognex also excludes certain items if they are one-time discrete events, such as those affecting gross margin, restructuring charges related to cost-cutting initiatives, and tax adjustments. Cognex does not intend for these non-GAAP financial measures to be considered in isolation, nor as a substitute for financial information provided in accordance with GAAP.

Analyst Conference Call and Simultaneous Webcast

Cognex will host a conference call to discuss its results for the first quarter of 2010, as well as its financial and business outlook, today at 5:00 p.m. Eastern time. The telephone number for the live call is 866-283-8244 (or 703-639-1269 if outside the United States). A replay will begin at 8:00 p.m. Eastern time today and will run continuously until 11:59 p.m. Eastern time on Thursday, May 6, 2010. The telephone number for the replay is 888-266-2081 (or 703-925-2533 if outside the United States) and the access code is 1449413.

Internet users can listen to a real-time audio broadcast of the conference call, as well as an archive replay of the call, on Cognex’s website at http://www.cognex.com/Investor.

About Cognex Corporation

Cognex Corporation designs, develops, manufactures and markets machine vision sensors and systems, or devices that can "see." Cognex vision sensors and systems are used in factories around the world where they guide, inspect, gauge, identify and assure the quality of a wide range of items during the manufacturing process. Cognex is the world's leader in the machine vision industry, having shipped more than 500,000 machine vision systems, representing over $2.5 billion in cumulative revenue, since the company's founding in 1981. Headquartered in Natick, Massachusetts USA, Cognex has regional offices and distributors located throughout North America, Japan, Europe, Asia and Latin America. For details, visit Cognex on-line at http://www.cognex.com.

Forward-Looking Statements

Certain statements made in this press release, which do not relate solely to historical matters, are forward-looking statements. These statements can be identified by use of the words “expects,” “anticipates,” ”estimates,” “believes,” “projects,” “intends,” “plans,” “will,” “may,” “shall,” “could,” and similar words. These forward-looking statements, which include statements regarding business, economic and market trends, future financial performance, customer order rates, strategic plans, and the impact of the company’s cost-cutting measures, involve known and unknown risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include: (1) current and future conditions in the global economy; (2) potential disruption to Cognex’s business from its restructuring programs; (3) the cyclicality of the semiconductor and electronics industries; (4) the inability to achieve significant international revenue; (5) fluctuations in foreign currency exchange rates; (6) the loss of a large customer; (7) the inability to attract and retain skilled employees; (8) the reliance upon key suppliers to manufacture and deliver critical components for Cognex products; (9) the failure to effectively manage product transitions or accurately forecast customer demand; (10) the inability to design and manufacture high-quality products; (11) the technological obsolescence of current products and the inability to develop new products; (12) the failure to properly manage the distribution of products and services; (13) the inability to protect Cognex proprietary technology and intellectual property; (14) involvement in time-consuming and costly litigation; (15) the impact of competitive pressures; (16) the challenges in integrating and achieving expected results from acquired businesses; (17) potential impairment charges with respect to Cognex’s investments or for acquired intangible assets or goodwill; (18) exposure to additional tax liabilities; and (19) the other risks detailed in Cognex reports filed with the SEC, including its Form 10-K for the fiscal year 2009. You should not place undue reliance upon any such forward-looking statements, which speak only as of the date made. Cognex disclaims any obligation to update forward-looking statements after the date of such statements.

COGNEX CORPORATION
Statements of Operations
(Unaudited)
Dollars in thousands, except per share amounts

	Three-months Ended
	Apr. 4,	Dec. 31,	Apr. 5,
	2010	2009	2009

Revenue	$58,967	$51,294	$42,287

Cost of revenue (1)	15,941	15,909	13,464

Gross margin	43,026	35,385	28,823
Percentage of revenue	73%	69%	68%

Research, development, and engineering expenses (1)	8,103	7,837	8,835
Percentage of revenue	14%	15%	21%

Selling, general, and administrative expenses (1)	23,622	26,524	26,141
Percentage of revenue	40%	52%	62%

Restructuring charges	49	268	297

Operating income (loss)	11,252	756	(6,450)
Percentage of revenue	19%	1%	(15%)

Foreign currency loss	(165)	(452)	(392)

Investment and other income	11	165	2,684

Income (loss) before income tax expense (benefit)	11,098	469	(4,158)

Income tax expense (benefit)	2,553	10	(748)

Net income (loss)	$8,545	$459	$(3,410)
Percentage of revenue	14%	1%	(8%)

Earnings (loss) per weighted-average common and common-equivalent share:
Basic	$0.22	$0.01	$(0.09)
Diluted	$0.22	$0.01	$(0.09)

Weighted-average common and common-equivalent shares outstanding:
Basic	39,667	39,662	39,655
Diluted	39,683	39,668	39,655

Cash dividends per common share	$0.05	$0.05	$0.15

Cash and investments per common share	$5.12	$5.09	$5.22

Shareholders' equity per common share	$9.94	$9.94	$9.99

(1) Amounts include stock option expense, as follows:
Cost of revenue	$59	$273	$271
Research, development, and engineering	251	809	576
Selling, general, and administrative	(343)	3,053	1,008
Total stock option expense	$(33)	$4,135	$1,855

COGNEX CORPORATION
Reconciliation of Selected Items from GAAP to Non-GAAP
(Unaudited)
Dollars in thousands, except per share amounts

	Three-months Ended
	Apr. 4,	Dec. 31,	Apr. 5,
	2010	2009	2009

Revenue (GAAP)	$58,967	$51,294	$42,287
Revenue related to a single customer contract	$-	$-	$4,400
Total revenue excluding revenue related to a single customer contract (Non-GAAP)	$58,967	$51,294	$37,887

Gross margin (GAAP)	$43,026	$35,385	$28,823
Gross margin on revenue related to a single customer contract	$-	$-	$4,030
Gross margin excluding benefit from revenue related to a single customer contract (Non-GAAP)	$43,026	$35,385	$24,793
Percentage of total revenue (Non-GAAP)	73%	69%	65%

Research, development, and engineering expenses (GAAP)	$8,103	$7,837	$8,835
Selling, general, and administrative expenses (GAAP)	$23,622	$26,524	$26,141
Total RD&E and SG&A (GAAP)	$31,725	$34,361	$34,976

Stock option expense included in RD&E and SG&A as follows:
Research, development, and engineering expenses	$251	$809	$576
Selling, general, and administrative expenses	$(343)	$3,053	$1,008
Total stock option expense included in RD&E and SG&A	$(92)	$3,862	$1,584

Total RD&E and SG&A excluding stock option expense (Non-GAAP)	$31,817	$30,499	$33,392

Operating income (loss) (GAAP)	$11,252	$756	$(6,450)
Stock option expense	(33)	4,135	1,855
Restructuring charges	49	268	297
Operating income (loss) excluding stock option expense and restructuring charges (Non-GAAP)	$11,268	$5,159	$(4,298)
Percentage of total revenue (Non-GAAP)	19%	10%	(10%)

Net Income (loss) (GAAP)	$8,545	$459	$(3,410)
Stock option expense, net of tax	$(13)	$2,744	$1,246
Restructuring charges, net of tax	$38	$217	$244
Tax adjustments	$-	$(79)	$-
Net Income excluding stock option expense, restructuring charges and tax adjustments (Non-GAAP)	$8,570	$3,341	$(1,920)
Percentage of total revenue (Non-GAAP)	15%	7%	(5%)

Income (loss) per diluted share (GAAP)	$0.22	$0.01	$(0.09)
Stock option expense, net of tax	$-	$0.06	$0.03
Restructuring charges, net of tax	$-	$0.01	$0.01
Tax adjustments	$-	$-	$-
Income (loss) per diluted share excluding stock option expense, restructuring charges and tax adjustments (Non-GAAP)	$0.22	$0.08	$(0.05)

Income (loss) before income tax expense (benefit) (GAAP)	$11,098	$469	$(4,158)

Income tax expense (benefit) (GAAP)	$2,553	$10	$(748)
Effective tax rate (GAAP)	23%	2%	18%

Tax adjustments:
True up of annual tax rate	-	109	-
Discrete tax events	-	(188)	-
	-	(79)	-

Income tax expense (benefit) excluding tax adjustments (Non-GAAP)	$2,553	$89	$(748)
Effective tax rate (Non-GAAP)	23%	19%	18%

Income (loss) excluding tax adjustments (Non-GAAP)	$8,545	$380	$(3,410)
Percentage of revenue (Non-GAAP)	14%	1%	(8%)

COGNEX CORPORATION
Balance Sheets
(Unaudited)
In thousands

	April 4,	December 31,
	2010	2009

Assets

Cash and investments	$203,101	$202,027

Accounts receivable	33,722	30,964

Inventories	17,877	16,832

Property, plant, and equipment	28,290	28,576

Goodwill and intangible assets	109,299	110,941

Other assets	50,904	50,529

Total assets	$443,193	$439,869

Liabilities and Shareholders' Equity

Accounts payable and accrued liabilities	$24,814	$23,770

Income taxes	9,466	6,743

Deferred revenue and customer deposits	14,757	14,908

Shareholders' equity	394,156	394,448

Total liabilities and shareholders' equity	$443,193	$439,869

COGNEX CORPORATION
Additional Information Schedule
(Unaudited)
Dollars in thousands

	Three-months Ended
	Apr. 4,	Dec. 31,	Apr. 5,
	2010	2009	2009

Revenue	$58,967	$51,294	$42,287

Revenue by division:
Modular Vision Systems Division	87%	78%	83%
Surface Inspection Systems Division	13%	22%	17%
Total	100%	100%	100%

Revenue by geography:
Americas	36%	34%	35%
Europe	30%	32%	34%
Japan	20%	20%	24%
Asia	14%	14%	7%
Total	100%	100%	100%

Revenue by market:
Discrete factory automation	71%	66%	77%
Web and surface inspection	13%	22%	17%
Semiconductor and electronics capital equipment	16%	12%	6%
Total	100%	100%	100%

CONTACT:
Cognex Corporation
Susan Conway, 508-650-3353
Director of Investor Relations
susan.conway@cognex.com